Filed Pursuant to Rule 433

Registration No. 333-219723

Supplementing the Preliminary Prospectus

Supplement dated September 5, 2018

(To Prospectus dated August 4, 2017)

€650,000,000

Archer-Daniels-Midland Company

1.000% Notes due 2025

Final Term Sheet

September 5, 2018

Issuer:	Archer-Daniels-Midland Company

Format:	SEC Registered

Ranking:	Senior, Unsecured

Expected Ratings:*	A2 / A / A (Moody’s / S&P / Fitch)

Principal Amount:	€650,000,000

Trade Date:	September 5, 2018

Settlement Date:	September 12, 2018 (T+5)

Maturity Date:	September 12, 2025

Coupon (Interest Rate):	1.000%

Price to Public:	99.524%

Yield to Maturity:	1.071%

Spread to Benchmark Bund:	+103.800 bps

Benchmark Bund:	DBR 1.000% due August 15, 2025

Benchmark Bund Price and Yield:	106.700; 0.033%

Spread to Mid Swaps:	+50 bps

Mid Swaps Yield:	0.571%

Interest Payment Dates:	Annually on September 12, commencing September 12, 2019

Day Count Convention:	Actual/Actual (ICMA), Following, Unadjusted

Payment Business Days:	New York, London and TARGET2

Payment of Additional Amounts:	Yes, subject to the customary exceptions described in the Preliminary Prospectus Supplement

Redemption for Tax Reasons:	Yes, as described in the Preliminary Prospectus Supplement

Make-Whole Call:	The Issuer may redeem all or part of the notes at any time or from time to time prior to June 12, 2025 (three months prior to the maturity date of the notes, the “Par Call Date”), at its option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest that would have been payable if the notes being redeemed matured on the Par Call Date (excluding interest accrued to the redemption date), determined by discounting to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 15 basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Par Call:	The Issuer may redeem all or part of the notes at any time or from time to time on and after the Par Call Date, at its option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Change of Control Repurchase:	Yes, as described in the Preliminary Prospectus Supplement

Aggregate Gross Proceeds to Issuer, before expenses:	€646,906,000

Aggregate Net Proceeds to Issuer, before expenses:	€644,306,000

Listing:	The Issuer intends to apply to list the notes on the New York Stock Exchange

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN / Common Code:	XS1877836079 / 187783607

Paying Agent:	The Bank of New York, London Branch

Joint Book-Running Managers:	Barclays Bank PLC

BNP Paribas

MUFG Securities EMEA plc

Citigroup Global Markets Limited

J.P. Morgan Securities plc

Co-Managers:	Deutsche Bank AG, London Branch

Merrill Lynch International

Stabilization:	Stabilization/FCA

The Issuer has filed a registration statement (including a prospectus, Registration Statement No. 333-219723) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Bank PLC by telephone toll-free at 1-888-603-5847; BNP Paribas by telephone toll-free at 1-800-854-5674; or MUFG Securities EMEA plc by telephone toll-free at 1-877-649-6848.

MiFID II professionals / ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

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